UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 4, 2010

CROWN OIL AND GAS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52750
(Commission File Number)

98-0495144
(IRS Employer Identification No.)

400 – 225 West Magnolia Street, Bellingham, Washington  98225
(Address of principal executive offices and Zip Code)

(360) 392 - 2820
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2010, John E. Hiner resigned as the president, secretary, treasurer and a director of our company.

On January 4, 2010, we appointed Stanislav Vladimirovitch Bogomolov, a current director and our chief operating officer, as our president, secretary, treasurer, chief executive officer and chief financial officer.

Mr. Bogomolov co-founded our wholly-owned subsidiary, Langford Worldwide Corp., in April 2007. Since then, he has served as general director of our subsidiaries, Crown Oil & Gas LLC, Artstroy-XXI LLC, Attik LLC, RosEuroNeft LLC and Attik-Neft LLC, for which he is responsible for all exploration and development projects, general business administration and oversight of day to day operational processes and procedures. He has been involved in natural resources sector for the last nine years. Prior to incorporating Langford Worldwide Corp., Mr. Bogomolov served as vice president of finance for KNG, a private oil exploration company. From January 2004 to April 2007, he served as project manager for Arthurs Capital, an investment management firm in Russia, where he assisted with the development of investment strategies and implementation of same. Mr. Bogomolov obtained a degree in business administration from European University in Geneva, Switzerland in 1996 and obtained an MBA from the International University in Geneva, Switzerland in 2002. He is a member of the Association of International Petroleum Negotiators and of the International Association of Energy Economics.

Family Relationships

There are no family relationships among our directors or officers.

Certain Related Transactions and Relationships

Since our the beginning of our fiscal year ended December 31, 2009, we have not been a party to any transaction, proposed transaction, or series of transactions in which Mr. Bogomolov or any member of the immediate family of Mr. Bogomolov has had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN OIL AND GAS INC.

/s/ Stanislav Vladimirovitch Bogomolov
Stanislav Vladimirovitch Bogomolov
President

Date:  January 4, 2010